Exhibit 99.1

Primoris Services Corporation Announces Leadership Changes

Dallas, TX – March 14, 2025 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced that David King, Chairman and our prior Chief Executive Officer, has been named Interim President and Chief Executive Officer. David will succeed Tom McCormick, who will be separating from the Company effective March 20, 2025. The Board is conducting a search process to identify a permanent CEO, which will include internal and external candidates.

In addition, the Company announced that Jeremy Kinch, Chief Operations Support Officer, has been promoted to Chief Operating Officer, effective immediately.

Lead Independent Director Stephen C. Cook said, “we have a high degree of confidence in David’s ability to lead the Company during this period of transition and appreciate his willingness to step into this important role.” He continued, “we congratulate Jeremy on his promotion to Chief Operating Officer. Since joining the Company in 2018, Jeremy has taken on increasingly more significant roles at the Company and is well-positioned to assume this new role.”

“The Board thanks Tom for his many contributions to the Company,” said David King. Mr. McCormick’s separation is unrelated to the Company’s financial statements or financial or business performance.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including about the anticipated search process, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Applicable risks and uncertainties include, among others, decisions made by the Board and risks identified in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Exhibit 99.1

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com